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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 811-3070 of Hilliard-Lyons Government Fund, Inc. (the "Fund") on Form N-1A of our report dated October 8, 2004, appearing in the Annual Report of the Fund for the year ended August 31, 2004 and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus, which is a part of such Registration Statement, and under the heading "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which is also part of such Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
December 29, 2004